EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Ventana Medical Systems, S.A.

Ventana Medical Systems, GmbH

Ventana Medical Systems, Japan K.K.

Ventana Medical Systems, Pty. Ltd.

BioTek Solutions, Inc.

BioTechnology Tools, Inc.